Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On March 31, 2005, the Company’s wholly-owned Virginia subsidiary, Universal Food & Beverage Company of Virginia, completed the purchase from Grayson Springs Mountain Water, Inc. (the operating company) and Independence Water Group, LLC (collectively, “IWG” or “Independence Water Group”), of the assets of IWG’s water bottling business pursuant to the terms of an asset purchase agreement and real estate purchase agreement with IWG. The assets consisted of approximately 620 acres of forestland, certain water rights, a fully equipped and operational water bottling facility, a distribution warehouse and a home. The Company was previously operating the facility pursuant to a management agreement.

The following Unaudited Pro Forma Combining Statements of Operations for the year ended December 31, 2004, and quarter ended March 31, 2005 illustrate the effect of the acquisition of IWG. The Unaudited Pro Forma Combining Statements of Operations assumes that the acquisition was completed as of January 1, 2004.

The acquisition has been accounted for as a purchase and the purchase price, including the direct costs of acquisition and liabilities assumed, of approximately $7,233,000 have initially been allocated to land, buildings and equipment ($5,303,000) and intangibles/water rights ($1,930,000). These allocations are subject to revision when the Company receives final information, including appraisals and other analyses.

The pro forma adjustments are based upon currently available information and upon assumptions that management of the Company believe are reasonable. The unaudited condensed consolidated pro forma financial statements do not purport to represent what the consolidated results of operations or financial position of Universal Food & Beverage Company actually would have been if the acquisition had occurred on the dates referred to above, nor do they purport to project the results of operations or financial position of Universal Food & Beverage Company for any future period.

These Unaudited Pro Forma Combining Statements of Operations do not give effect to any restructuring costs or any potential cost savings or other operating efficiencies that could result from the acquisition, or any non-recurring charges or credits resulting from the acquisition.

The Unaudited Pro Forma Combining Financial Statements of Operations are for information purposes and are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transaction had been consummated as of the indicated dates. The Unaudited Pro Forma Combining Financial Statements should be read in conjunction with the historical financial statements of IWG attached hereto as Exhibit 99.1 and 99.2, the historical financial statements of Universal Food & Beverage Company included in the Current Report on Form 8-K/A filed on May 17, 2005 and its Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005 (filed May 20, 2005).

UNIVERSAL FOOD & BEVERAGE COMPANY

UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

	UNIVERSAL FOOD & BEVERAGE CO. & SUBSIDIARY (1)	INDEPENDENCE WATER GROUP	PRO FORMA ADJUSTMENTS	A J E	PRO FORMA COMBINED
Net Sales	$78,907	$96,689	$—		$175,596
Cost of Goods Sold	373,330	50,500	(57,000)	1	366,831

Gross Margin	(294,423)	46,189	57,000		(191,235)

Expenses
Selling expenses	45,984	—			45,984
Office and administrative expenses	878,075	200,199	22,000	3	1,100,274

Total Costs and Expenses	924,059	200,199	22,000		1,146,258

Loss from Operations	(1,218,482)	(154,010)	35,000		(1,337,493)

Other (Income) Expense
Legal settlement	2,160,700				2,160,700
Lease income	—	(238,115)	57,000	1	(181,115)
Interest expense	—	171,025	92,975	2	264,000
Gain on sale of assets	—	(70,863)			(70,863)
Other expense	743				743

Total Other Expense	2,161,443	(137,953)	149,975		2,173,465

Loss Before Income Taxes	(3,379,925)	(16,057)	(114,975)		(3,510,958)

Provision for Income Taxes	—	—	—		—

Net Loss	$(3,379,925)	$(16,057)	$(114,975)		$(3,510,958)

Basic and Diluted Net Loss per Common Share					$(0.15)

Weighted Average Common Shares Outstanding (2)				4	22,709,015

(1)	Operations of Universal Food & Beverage Company included from July 19, 2004 (date of incorporation) through December 31, 2004
(2)	Weighted average shares outstanding for combined company were assumed to be outstanding for entire year.

See accompanying notes to unaudited pro forma combining financial statements.

UNIVERSAL FOOD & BEVERAGE COMPANY AND SUBSIDIARY

UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS

QUARTER ENDED MARCH 31, 2005

	UNIVERSAL FOOD & BEVERAGE CO. & SUBSIDIARY	INDEPENDENCE WATER GROUP	PRO FORMA ADJUSTMENTS	AJ E	PRO FORMA COMBINED
Net Sales	$76,370	$—	$—		$76,370
Cost of Goods Sold	177,998	—	(39,926)	1	138,072

Gross Margin	(101,628)	—	39,926		(61,702)

Expenses
Selling expenses	31,037	—	—		31,037
Office and administrative expenses	501,487	26,000	5,500	3	532,987

Total Costs and Expenses	532,524	26,000	5,500		564,024

Loss from Operations	(634,152)	(26,000)	34,426		(625,726)

Other (Income) Expense
Lease income	—	(59,880)	39,926	1	(19,954)
Interest expense	893	40,380	21,188	2	62,461
Other expense	1,543	—	—		1,543

Total Other Expense	2,436	(19,500)	61,114		44,050

Loss Before Income Taxes	(636,588)	(6,500)	(26,688)		(669,776)

Provision for Income Taxes	—	—	—		—

Net Loss	$(636,588)	$(6,500)	$(26,688)		$(669,776)

Basic and Diluted Net Loss per Common Share					$(0.02)

Weighted Average Common Shares Outstanding (1)				4	27,682,471

(1)	Weighted average shares outstanding for combined company were assumed to be outstanding for entire period.

See accompanying notes to unaudited pro forma combining financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF OPERATIONS

Unaudited Pro Forma Combining Statements of Operations’ Adjustments

(1)	Lease income received by IWG pursuant to management agreement with the Company has been eliminated.

(2)	To reflect additional interest expense related to borrowings from acquisition of IWG assets.

(3)	Change in depreciation to reflect increase in carrying value of IWG fixed assets.

(4)	The calculation of the weighted average shares outstanding assumes that 3,000,000 shares of stock issued in connection with acquisition of IWG assets and management agreement were outstanding during entire period.

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